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                                                                    EXHIBIT 5.10


               [Letterhead of Milbank, Tweed, Hadely & McCloy LLP]



                                               January 15, 2002


Palmer & Dodge LLP
111 Huntington Avenue at Prudential Center
Boston, MA  02199-7613

Ladies and Gentlemen:

          This opinion is being furnished to you in connection with the Registration Statement (No. 333-61758) on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), which has become effective and remains in effect at this date, and the Prospectus, dated May 25, 2001, as amended and supplemented by the Prospectus Supplement (the "Prospectus Supplement"), dated January 9, 2002, and in connection with the issuance of up to 18,400,000 9.50% Adjustable Conversion-Rate Equity Security Units. Each unit will consist initially of (x) a stock purchase contract (each a "Purchase Contract") under which the holder is required to purchase Common Stock, $1.00 par value per share (the "Common Stock"), of TECO Energy, Inc., a Florida corporation (the "Company") and (y) one of the 5.11% Trust Preferred Securities, with a stated liquidation amount of $25 (the "Trust Preferred Securities") representing an undivided beneficial ownership interest in the assets of TECO Capital Trust II, a Delaware business trust (the "Trust").

          The Trust's only assets will be preferred limited liability company interests (the "Company Preferred Securities") issued by TECO Funding Company II, LLC, a Delaware limited liability company and depositor of the Trust (the "LLC").

          The Company Preferred Securities are guaranteed by the Company, on a junior subordinated basis, as to the payment of distributions and as to payments on liquidation or redemption (the "Guarantee") as set forth in the Guarantee Agreement, dated as of January 15, 2002 (the "Guarantee Agreement"), between the Company and The Bank of New York, as guarantee trustee (the "Guarantee Trustee").
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          The LLC will use the proceeds of the sale of the Company Preferred
Securities and its common securities (the "Company Common Securities") to purchase up to $474,230,000 aggregate principal amount of the 5.11% Junior Subordinated Notes due January 15, 2007 to be issued by the Company (the "Subordinated Notes"). The Subordinated Notes will be issued pursuant to the Indenture, dated as of August 17, 1998 by and between the Company and The Bank of New York as indenture trustee (the "Note Trustee"), as supplemented by the Sixth Supplemental Indenture dated as of January 15, 2002 by and between the Company and the Note Trustee (together, the "Indenture").

          The Purchase Contracts are to be issued pursuant to the terms of a Purchase Contract Agreement (the "Purchase Contract Agreement") dated as of January 15, 2002 between the Company and The Bank of New York, as purchase contract agent (the "Purchase Contract Agent"). The Trust Preferred Securities are to be issued pursuant to an Amended and Restated Trust Agreement of TECO Capital Trust II, dated as of January 15, 2002 by and among the LLC, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee (the "Delaware Trustee") and the holders from time to time of the beneficial interests in the assets of the Trust (the "Trust Agreement").

          We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, the LLC and the Trust, indentures, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the LLC and the Trust and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certifications by officers of the Company or the LLC or the Regular Trustees of the Trust and other appropriate persons and statements contained in the Registration Statement hereinafter mentioned.

          We have assumed for the purpose of our opinions set forth below that
(i) each of the parties to the agreements mentioned herein is duly organized and validly existing in good standing under the laws of its jurisdiction of organization; (ii) each of the parties to the agreements mentioned herein has full power, authority and legal right to make and perform the agreements to which it is a party; (iii) all the agreements mentioned herein have been duly authorized, executed and delivered by the parties thereto; (iv) all consents, approvals, licenses and authorizations of, or filings and registrations with, any court, arbitrator or governmental authority required under any law, any constituent documents of any party to an agreement mentioned herein and any agreement or instrument to which such person is a party or that binds or affects such party, for the making and performance by such person of any of the agreements mentioned herein to which such person is a party, and the consummation of the transactions contemplated by the agreements mentioned herein have been or will be obtained or made and are valid and sufficient for their intended purposes and in full force and effect; and (v) the Subordinated Notes and the Purchase Contracts have been duly authenticated and delivered by

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the Note Trustee and the Purchase Contract Agent, in accordance with the
Indenture and the Purchase Contract Agreement, respectively.

          Based upon and subject to the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that:

          1. The Purchase Contracts are legal, valid and binding obligations of the Company enforceable in accordance with their terms.

          2. The Guarantee Agreement is a legal, valid and binding agreement of the Company enforceable in accordance with its terms.

          3. The Indenture is a legal, valid and binding agreement of the Company enforceable in accordance with its terms.

          4. The Subordinated Notes, assuming due execution thereof by the Company and delivery to the Company against payment therefor by the LLC, constitute legal, valid and binding obligations of the Company and are entitled to the benefits afforded by the Indenture in accordance with the terms of the Indenture and the Subordinated Notes.

          The opinions set forth above are subject in each case to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally; and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

          We are members of the bar of the State of New York and we do not express any opinion as to matters governed by any laws other than the laws of the State of New York .

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                      Very truly yours,

                                      /s/ Milbank, Tweed, Hadely & McCloy LLP

MCB/DBB